EXHIBIT 99.1

Solar Capital Ltd. Announces Quarter Ended September 30, 2019 Financial Results; Net Investment Income Per Share of $0.44; Declares Quarterly Distribution of $0.41 Per Share for Q4, 2019

NEW YORK, Nov. 04, 2019 (GLOBE NEWSWIRE) -- Solar Capital Ltd. (NASDAQ: SLRC) (the “Company” or “Solar Capital”), today reported net investment income of $18.4 million, or $0.44 per share, for the third quarter 2019. At September 30, 2019, net asset value (NAV) was $21.90 per share.

The Board declared a fourth quarter distribution of $0.41 per share payable on January 3, 2020 to stockholders of record as of December 19, 2019. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At September 30, 2019:
    Comprehensive Investment portfolio* fair value: $1.81 billion
    Number of portfolio companies: 233
    Net assets: $925.4 million
    Net asset value per share: $21.90

Comprehensive Investment Portfolio Activity** for the Quarter Ended September 30, 2019:
    Investments made during the quarter: $255.9 million
    Investments prepaid and sold during the quarter: $195.9 million

Operating Results for the Quarter Ended September 30, 2019:
    Net investment income: $18.4 million
    Net investment income per share: $0.44
    Net realized and unrealized loss: $4.7 million
    Net increase in net assets from operations: $13.7 million
    Earnings per share:  $0.32

* The Comprehensive Investment Portfolio is comprised of Solar Capital Ltd.’s investment portfolio, Crystal Financial’s full portfolio (including its ownership of its SBIC), and NEF Holdings, LLC’s (“NEF”) full portfolio and excludes the fair value of the equity interests in Crystal Financial and NEF.

** Includes investment activity through Crystal Financial (including its ownership of its SBIC), and NEF.

“We are pleased with our third quarter results, during which our NII per share continued to exceed distributions,” said Michael Gross, Co-CEO of Solar Capital Ltd. “Despite the competitive investment environment, Solar Capital has a clear path to grow NII through available leverage capacity and further expansion of its higher yielding specialty finance businesses.”

“As a result of our differentiated sourcing platform, 86% of our third quarter originations consisted of specialty finance loans in our niche lending markets. Additionally, our new cash flow loan investments were primarily first lien add-on investments in existing portfolio companies with strong fundamental performance,” said Bruce Spohler, Co-CEO of Solar Capital Ltd. “We have access to a wealth of portfolio company relationships and financial performance history, which serves as a competitive advantage in sourcing new investments.”

Conference Call and Webcast
The Company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Tuesday, November 5, 2019. All interested parties may participate in the conference call by dialing (844) 889-7786 approximately 5-10 minutes prior to the call, international callers should dial (661) 378-9930. Participants should reference Solar Capital Ltd. and the participant passcode of 9652347 when prompted. A telephone replay will be available until November 19, 2019 and can be accessed by dialing (855) 859-2056 and using the passcode 9652347. International callers should dial (404) 537-3406. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, www.solarcapltd.com. To listen to the webcast, please go to the Company's website prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay of the webcast will be available soon after the call.

Comprehensive Investment Portfolio

Investment Activity

During the three months ended September 30, 2019, Solar Capital had total originations of $255.9 million and repayments and amortization of $195.9 million across its four core business units: cash flow, asset-based, equipment finance, and life science lending.

Comprehensive Investment Portfolio Activity(1) Q3 2019 (in millions)
Asset Class	Cash Flow Loans	Asset-based Loans / Crystal Financial(2)	Equipment Financings / NEF(3)	Life Science Loans	Total Portfolio Activity
Originations	$35.0	$139.1	$47.0	$34.8	$255.9

Repayments / Amortization	$12.2	$71.7	$41.3	$70.7	$195.9
Net Portfolio Activity	$22.8	$67.4	$5.7	$(35.9)	$60.0

  Portfolio activity includes gross originations/repayments across each business unit.
  Includes Crystal Financial’s full portfolio (and its ownership of its SBIC) and asset-based loans on the Company’s balance sheet.
  Includes NEF’s full portfolio and NEF equipment financings on the Company’s balance sheet.

Portfolio Composition

Our Comprehensive Investment Portfolio composition by business unit at September 30, 2019 was as follows:

Comprehensive Investment Portfolio Composition (at fair value)	Amount		Weighted Average Asset Yield
	($mm)%
Cash Flow Senior Secured Loans	$425.1	23.4%	9.1%(5)
Asset-Based Senior Secured Loans / Crystal Financial(1)	$662.7	36.6%	12.2%(6)
Equipment Senior Secured Financings / NEF(2)	$409.2	22.6%	10.1%(7)
Life Science Senior Secured Loans	$286.9	15.8%	10.6%(8)
Total Senior Secured Loans	$1,783.9	98.4%	10.7%
Equity and Equity-like Securities(3)	$28.8	1.6%
Total Comprehensive Investment Portfolio	$1,812.7	100%
Floating Rate Investments(4)	$1,352.1	76.0%
First Lien Senior Secured Loans	$1,615.0	89.1%
Second Lien Senior Secured Cash Flow Loans	$97.0	5.3%
Second Lien Senior Secured Asset-Based Loans	$71.9	4.0%
  Includes Crystal Financial’s full portfolio, including the Company’s pro rata ownership of Crystal’s SBIC, and asset-based loans on the Company’s balance sheet.
  Includes NEF’s full portfolio and NEF equipment financings on the Company’s balance sheet.
  Excludes Crystal and NEF, which distribute quarterly cash dividends to the Company.
  Floating rate investments calculated as a percent of the Company’s income-producing Comprehensive Investment Portfolio. The majority of fixed rate loans are associated with NEF and are short in duration with average hold periods of 2.5 years. Additionally, NEF seeks to match-fund its fixed rate assets with fixed rate liabilities.
  Represents the weighted average of each individual loan’s yield to maturity based on fair market value at September 30, 2019.
  Represents the weighted average of each individual loan’s underwritten yield to expected repayment date, which is based on a historical average realized investment duration.
  Represents the weighted average of each individual loan’s yield to maturity (excluding residual upside on tax leases).
  Represents the weighted average of each individual loan’s yield to maturity based on fair value at September 30, 2019 (excluding exit fees and warrants).

The Comprehensive Investment Portfolio is diversified across approximately 233 unique issuers across approximately 104 industries and with an average exposure of $7.8 million or 0.4% per issuer.

At September 30, 2019, 98.4% of the Company’s Comprehensive Investment Portfolio was invested in senior secured loans, comprised of 89.1% first lien senior secured loans and approximately 9.3% second lien senior secured loans of which 5.3% were second lien cash flow loans and 4.0% were second lien asset-based loans.

The weighted average yield at fair value of all income-producing investments in the Comprehensive Portfolio was 10.7% at September 30, 2019.

Solar Capital Ltd. Portfolio

Asset Quality

As of September 30, 2019, 98.3% of the Company’s portfolio was performing on a cost basis.

The Company puts its greatest emphasis on risk mitigation and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four, with one representing the least amount of risk.

As of September 30, 2019, the composition of our portfolio, on a risk ratings basis, was as follows:

Internal Investment Rating	Investments at Fair Value ($mm)	% of Total Portfolio
1	$216.6	14.4%
2	$1,221.4	81.4%
3	$61.2	4.1%
4	$0.8	0.1%

Investment Income Contribution by Business Unit

Business Unit Contribution to Gross Investment Income Q3 2019 (in millions)
For the Period:	Cash Flow Lending(1)	Asset-based Lending / Crystal Financial(2)	Equipment Financing / NEF(3)	Life Science Lending	Total
Q3 2019	$9.3	$12.9	$5.5	$12.0	$39.7
% Contribution	23.4%	32.6%	13.9%	30.1%	100%

  Includes interest income/fees from cash flow loans on balance sheet.
  Includes interest income/fees from asset based loans on balance sheet and distributions from Crystal Financial.
  Includes interest income/fees from equipment financings on balance sheet and distributions from NEF Holdings.

Solar Capital Ltd.’s Results of Operations for the Quarter Ended September 30, 2019 compared to the Quarter Ended September 30, 2018.

Investment Income

For the fiscal quarters ended September 30, 2019 and 2018, gross investment income totaled $39.7 million and $37.1 million, respectively. The increase in gross investment income for the year over year period was generally due to the increase in the size of the income-producing portfolio.

Expenses

Expenses totaled $21.3 million and $18.7 million, respectively, for the fiscal quarters ended September 30, 2019 and 2018. The increase in expenses for the year over year period was primarily due to higher interest expense resulting from an increase in average borrowings to support a larger average income-producing portfolio.

Net Investment Income

The Company’s net investment income totaled $18.4 million and $18.4 million, or $0.44 and $0.44 per average share, respectively, for the fiscal quarters ended September 30, 2019 and 2018.

Net Realized and Unrealized Loss

Net realized and unrealized losses for the fiscal quarters ended September 30, 2019 and 2018 totaled approximately ($4.7) million and ($0.3) million, respectively.

Net Increase in Net Assets Resulting From Operations

For the fiscal quarters ended September 30, 2019 and 2018, the Company had a net increase in net assets resulting from operations of $13.7 million and $18.1 million, respectively. For the fiscal quarters ended September 30, 2019 and 2018, earnings per average share were $0.32 and $0.43, respectively.

Liquidity and Capital Resources

As of September 30, 2019 the Company had a total of $470 million of unused borrowing capacity under the Company’s credit facilities, subject to borrowing base limits.

When including Crystal Financial and NEF Holdings, the Company had a total of approximately $570 million of unused borrowing capacity under its revolving credit facilities, subject to borrowing base limits.

On August 28, 2019, the Company renewed its senior secured credit facility. The Company’s credit facility is now composed of $470 million of revolving credit and $75 million of term loans. Borrowings generally bear interest at a rate per annum equal to the base rate plus a range of 2.00 – 2.25% or the alternate base rate plus 1.00-1.25%. The credit facility matures in August 2024.

Recent Developments

On October 31, 2019, the Company repaid in full the SSLP credit facility in full, extinguishing the debt.

Financial Statements and Tables

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share amounts)

	September 30, 2019 (unaudited)	December 31, 2018
Assets
Investments at fair value:
Companies less than 5% owned (cost: $969,950 and $948,478, respectively)	$961,301	$944,597
Companies more than 25% owned (cost: $519,938 and $500,792, respectively)	538,737	511,483
Cash	9,684	7,570
Cash equivalents (cost: $159,772 and $199,646, respectively)	159,772	199,646
Dividends receivable	10,117	9,065
Interest receivable	6,158	7,619
Receivable for investments sold	1,693	2,073
Other receivables	498	593
Prepaid expenses and other assets	727	783
Total assets	$1,688,687	$1,683,429

Liabilities
Debt ($570,985 and $476,185 face amounts, respectively, reported net of unamortized debt issuance costs of $6,914 and $2,647, respectively.)	$564,071	$473,538
Payable for investments and cash equivalents purchased	159,828	251,391
Distributions payable	17,327	17,327
Management fee payable	6,738	6,504
Performance-based incentive fee payable	4,606	4,613
Interest payable	5,724	4,714
Administrative services payable	2,238	2,716
Other liabilities and accrued expenses	2,785	3,455

Total liabilities	$763,317	$764,258

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 42,260,826 and 42,260,826 shares issued and outstanding, respectively	$423	$423
Paid-in capital in excess of par	992,438	992,438
Accumulated distributable net loss	(67,491)	(73,690)
Total net assets	$925,370	$919,171
Net Asset Value Per Share	$21.90	$21.75

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share amounts)

	Three months ended
	September 30, 2019	September 30, 2018
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$27,019	$21,859
Companies more than 25% owned	1,523	884
Dividends:
Companies less than 5% owned	19	12
Companies more than 25% owned	10,145	14,255
Other income:
Companies less than 5% owned	1,000	83
Companies more than 25% owned	5	49
Total investment income	39,711	37,142

EXPENSES:
Management fees	$6,738	$6,399
Performance-based incentive fees	4,606	4,604
Interest and other credit facility expenses	7,529	5,521
Administrative services expense	1,352	1,459
Other general and administrative expenses	1,060	743

Total expenses	21,285	18,726
Net investment income	$18,426	$18,416

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND CASH EQUIVALENTS:
Net realized gain (loss) on investments and cash equivalents:
Companies less than 5% owned	$(52)	$687
Companies 5% to 25% owned	—	(7)
Companies more than 25% owned	—	—

Net realized gain (loss) on investments and cash equivalents	(52)	680

Net change in unrealized gain (loss) on investments and cash equivalents:
Companies less than 5% owned	(2,451)	530
Companies more than 25% owned	(2,206)	(1,496)

Net change in unrealized loss on investments and cash equivalents	(4,657)	(966)

Net realized and unrealized loss on investments and cash equivalents	(4,709)	(286)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$13,717	$18,130
EARNINGS PER SHARE	$0.32	$0.43

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U. S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with The Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein, unless required to do so by applicable law.

Contact
Solar Capital Ltd.
Investor Relations
(646) 308-8770